Independent Auditors' Consent



To the Shareholders and Board of Trustees of Smith Barney Muni Funds:

We consent to the incorporation by reference, with respect to the portfolios listed below for the Smith Barney Muni Funds (the "Funds"), in these Prospectuses and Statement of Additional Information, of our reports dated May 8, 2001, on the statements of assets and liabilities as of March 31, 2001, and the related statements of operations for the year then ended, and the statements of changes in net assets and the financial highlights for each of the periods described below. These financial statements and financial highlights and our reports thereon are included in the Annual Reports of the Funds as filed on Form N-30D.

We also consent to the references to our firm under the headings
"Financial Highlights" in these Prospectuses and "Auditors" in the Statement of Additional Information.


Portfolios

National Portfolio
Limited Term Portfolio
Florida Portfolio
Georgia Portfolio
New York Portfolio
Pennsylvania Portfolio
California Money Market Portfolio
New York Money Market Portfolio

	Statements of Changes in Net Assets
Two years ended March
31, 2001
	Financial Highlights
Five years ended March
31, 2001	Massachusetts Money Market Portfolio
Statements of Changes in Net Assets	Year ended March 31,
2001 and the period from September 14, 1999 (commencement
of operations) to March 31, 2000
Financial Highlights	Year ended March 31, 2001 and the
period from September 14, 1999 (commencement of operations) to March 31, 2000


KPMG LLP

New York, New York
July 25, 2001